UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

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Warner Bros. Discovery, Inc.

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Paramount Skydance Corporation

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Subject Company: Warner Bros. Discovery, Inc.

Commission File No.: 001-34177

Date: March 5, 2026

The following is a transcript of an interview of David Ellison, chief executive officer of Paramount Skydance Corporation, on CNBC conducted on March 5, 2026.

CNBC: David Ellison Interview Transcript

5 March 2026

David Faber:

Last week, Paramount Skydance emerging victorious after Netflix declined to raise its deal or its offer for the company. The decision clears the way for Paramount to acquire Warner Brothers in a deal valued at $31 a share in cash. It caps off one of the most closely watched and fiercely contested takeover fights the media industry has seen in many years.

Joining us now in a CNBC exclusive is Paramount Skydance Chairman and CEO David Ellison. He's in Los Angeles with Julia Boorstin. Julia, take it away.

Julia Boorstin:

Thanks so much. And David, thanks so much for having us here on the Paramount lot to talk about this historic merger.

You are going to be paying 63% more for Warner Brothers Discovery than you first reportedly offered back in September. Tell us, what is your response to concerns that maybe now you're overpaying?

David Ellison:

So first, I just want to — let’s zoom out. Like, we are incredibly excited to be here today. You know, I believe this deal is basically — it's pro-competitive, it's pro-consumer, it's good for the overall creative economy. And, you know, we really believe in the value of what we're going to be able to create here.

If you go to 10,000ft, let’s talk about what’s required to really be able to win today. And the first thing is you have to be able to win in content. By uniting the iconic libraries of Paramount and the iconic libraries of Warner Brothers, we now have a library of 15,000 films, everything from Harry Potter, the DC Universe, Mission Impossible, Top Gun, The Godfather, under one roof. That puts us in an incredible position to really be able to win in the content space.

You know, it immediately gets us to scale in streaming. When you put Paramount Plus and HBO Max together, you get to over 200 million basically gross subscribers. That'll come down a little bit basically with the overlap, but it puts you in the position to be able to compete with the leaders in the industry.

And we’ve also repeatedly said that we really need to become one of the most technologically capable media companies. We're using technology to transform every single aspect of this business, and we're going to rationalize the cost.

And at the end of the day, we're owner operators. We're the largest shareholder in Paramount. We're going to be the largest shareholder in the combined company. And we could not be more excited about the future and our ability to really create value for all our shareholders.

Julia Boorstin:

So it sounds like what you're saying, it was worth paying up and increasing your offer because acquiring that scale and securing that kind of scale in Hollywood right now is so essential.

But at the same time, what comes with that is a lot of debt. And post closure, the company will have $79 billion in debt, which has raised a lot of concerns, including from the likes of Fitch, which downgraded Paramount to junk status. How do you address the constraints you're going to now face when you're a non-investment grade borrower?

David Ellison:

So I think, you know, obviously, yes, we have the debt, and lets actually contextualize that. So you also have to look at the cash flows.

The company that's going to generate over $10 billion in cash flow, $69 billion of revenue and $18 billion of EBITDA in a synergized basis this year. We will be 4.3 times levered at close for the $6 billion in synergies.

I think if you look at our track record and the ability to really execute on the synergies for the deal — when we sign the deal for Paramount, we announced $2 billion in synergies. When we actually closed, we were at $3 billion in synergies. We'll execute on over 2.5 billion by the end of this year.

So we have the ability to basically manage that and deliver on the $6 billion. I want to be clear, it's not the 16 that some people have reported. It'll be $6 billion in synergies.

And with that cash flow, that includes us actually spending more on content than any of our peers. So basically, we're going to be able to use basically that capital deployed toward content, deploy toward technology to be able to grow and scale the business.

And we also have the cash flow to be able to manage the debt and ensure that we're investment grade three years after closing.

Julia Boorstin:

So that’s that balance that you're talking about here — the balancing the content investment with also managing leverage is something that investors have talked a lot about as your key challenge going forward. Because if you're going to be able to invest what it's going to take to compete on the content level, to make the 30 movies a year that you're talking about, how are you going to do that simultaneously while also managing leverage?

David Ellison:

So, so, so it’s what we said. We — you actually have the ability to be able to do both.

And I think if you look at where the Warner Discovery merger basically really kind of got into trouble, is that linear declined faster than people anticipated. They actually overdelivered on their cost saves, but linear was declining faster.

I think that linear decline curve is now incredibly well understood, and we've taken a very, very conservative view to that in our models to ensure that we never get into a position where that's not manageable.

And given the $69 billion in revenue, the $10 billion plus in cash flow, we feel confident in our ability to be able to manage the debt — again, will be at investment grade basically within three years — and also have all of the capital that we need to invest in content, to grow our creative offering, to make 30 movies a year, to compete in streaming, and also to invest heavily in technology.

Julia Boorstin:

And in terms of that $6 billion in synergies, there's a lot of concern here in Hollywood, and there's been a lot of talk about how many layoffs might be part of that. Can you give us a sense of how much you're planning to eliminate jobs at a time when you can rely on technology to replace a lot of functions?

David Ellison:

So, look, we will absolutely have to rationalize the overall corporate overhead of the company. But that's not the primary driver of the synergies in the deal.

Just when you look at it, we're going to bring HBO Max and Paramount Plus together. That will rationalize the tech stacks. There's incredible savings there as well as in our cloud rationalization.

We're going to rationalize the real estate footprint of both of these companies. We're not going to sell either lot. Those are iconic, and we are going to absolutely hold on to those.

And look, another example that was not talked about is really procurement. When we originally signed the deal basically to acquire Paramount, it was estimated at 50 to 100 million in procurement savings. The reality is it's well in excess of five times that.

So there are several buckets in this business to be able to operate it more efficiently, to achieve those savings, and still ensure that we can invest in growth and always compete.

David Faber:

Thank you Julia, David you know its David Faber back here in New York. You know, back to the linear cable networks and the comments you just made in terms of having a plan in place that assumes continued declines — I’m just curious, I mean, you guys spent a lot of time shooting it obviously, the overall value of the potentially spun off entity for the Netflix deal — but you own a lot of cable networks. I mean, you really are confident that the projections you have for what are these continued declines in linear cable and entertainment assets in particular is sufficient to deal with anything that comes your way?

David Ellison:

So, David, the short answer is yes, we do. And look, I also think you have to contextualize that statement. We had a tremendous amount of questions on spinning off the linear assets during the deal with $17 billion of debt, given the decline of cable, I also think as we've talked about, you really have to separate broadcast and cable. CBS is an incredibly reach asset and is an incredibly healthy business. We have eight of the top ten shows on broadcast. We just had the best year we've ever had in the history of the NFL in terms of viewership, you know with Why Marshall’s this past weekend, and Tracker and expanding the Taylor Sheridan universe. And when you put all of these portfolios together, we absolutely believe that we can bend the decline, basically, of cable. We can rationalize the cost, and we can actually keep those brands healthier for longer. In addition to that, there are several iconic brands both at Paramount and Warner Brothers that we will transition to streaming and we see really significant value there.

David Faber:

You mentioned the NFL, such an important provider of content for the CBS network a lot of reports have them re-opening negotiations for the next contract and of course the expectation is the number is going to go up substantially for your company and many others who broadcast the games. What are your expectations there in terms of what your going to pay for the NFL and how that figures again into some of the questions Julia is asking about your overall leverage and the financial health of the company?

David Ellison:

No David absolutely, so we have a phenomenal relationship with the NFL. We anticipate that continuing for the foreseeable future. Genuinely, they are one of our most important partners. And we plan for them to stay one of our most important partners having just delivered a historic season in our partnership with them. And you know ongoing negotiations — we’re not really in a position where we can comment. I promise we will share something as soon as we have something to say.

David Faber:

But you do expect you will be able to withstand what might be as much as a 15% increase in the overall cost of the NFL?

David Ellison:

Again on specifics for an ongoing negotiation I really cannot comment on that but what I can tell you is that we do plan to continue our relationship, and I do believe we have planned accordingly there.

David Faber:

I want to ask about the regulatory front for the deal itself. Of course, something I have focused a lot on and something you guys focused a lot on when it came to your competitor, Netflix. You guys are all good in the U.S. but the California state AG I’m told may pose a problem, not because they could make a case David that would necessarily win in court but they could potentially delay your deal, file a lawsuit, maybe even get a temporary restraining order that could push you another 6-8 months further out. Particularly given the potential for job losses in California. How do you view that” How do you view the threat from the California state AG and dealing with it?

David Ellison:

Yeah, no, absolutely. David but so first, let’s just actually contextualize where we are today, which is our HSR waiting period has expired in the United States, which means if we were cleared everywhere else in the world, we could close in the U.S. tomorrow.

We’ve received regulatory approvals in basically Germany and Slovenia. We’ve been engaging since our tender with regulatory bodies around the world. We have done that across the EU and LATAM. We’ve met with all the Democratic State AGs, we met with the all Republican state AGs. And we will continue to basically collaborate with regulators throughout this process. In in terms of basically, you know, whether or not they can slow us down.

As I said, we could technically close tomorrow, but also at the end of the day, we’re all governed by the law. And the reality of this is, there is nothing in this transaction that trips anything that would create cause for concern.

And again, if you look at what we’ve done historically from a job creation standpoint, you know, since we’ve been at Paramount, we’ve greenlit 11 movies. We’ve doubled the output of the film slate. When we first got here, you know we’re on the iconic Paramount lot, this studio had eight movies on the release calendar for this year. We’re going to release 16 movies this year, and we greenlit 11 films since we’ve been here.

Cindy Holland is — has basically increased and greenlit 11 more original series to the P Plus slate. We’ve added, as we talked about on our earnings call, over a billion and a half dollars basically to the P Plus content budget. And that creates jobs.

And I think when you really look at the alternative, which was this company was going to be sold — it was going to be sold to Netflix or it was going to be sold to us — our deal is pro-competitive and good for the creator and good for good for creators. Basically, the creative ecosystem now has more places to sell and more scale AI buyers, and consumers now have more choice.

David Faber:

Yeah, no, I understand the competitive argument, and it’s one I’ll be curious to see how they — the state AG feels.

You know, on that front though, in terms of job losses, David, a lot of concern. Certainly when you put CNN and CBS — well, I don’t want to say put them together — but I wonder, is that kind of part of the plan in terms of news gathering? And what do you tell employees of CNN at this point, as they concern — are concerned about their own future at that network?

David Ellison:

So so what I can tell you is we feel incredibly fortunate. CNN is an incredible brand with an incredible team, and we absolutely believe in the independence that needs to be maintained, obviously, for those incredible journalists, and we want to support that going forward.

CNN and CBS News are brands that we also really want to be a part of transitioning to streaming, so that consumers have the choice — if they want to watch our incredible news brands on broadcast, they can do that. If they want to watch on cable, they can do that. But we also want to create a world where if they want to watch on streaming, they can do that, and where we can really meet consumers where they are.

We’re going to invest in the news business, and we think this is — this transaction will be a positive for both CBS News and CNN.

Julia Boorstin:

You said a number of times — oh, sorry.

David Faber:

Sorry. Go ahead. No, Julie, go ahead. I’m sorry.

Julia Boorstin:

You just said a number of times that this is good for consumers, and you’ve also said that you’re going to be merging Paramount Plus and HBO. There are a lot of questions about what that looks like and how much more you might be charging for this combined service. Can you give us any insight into what this is actually going to look like from a consumer standpoint?

David Ellison:

No, absolutely. So I think — look, let’s look at what we’re offering versus what the alternative was, right? Because I think you have to actually compare what the two deals were on the table.

One was Netflix has 325 million subscribers that if they had basically acquired WBD, would have been twice the size of the nearest competitor. With us, when you put basically HBO Max and Paramount Plus together, you know, once you dedupe for the overlap, you’re a little bit under 200 million subscribers.

To contextualize, Disney’s 195 million subscribers, Amazon’s 200. That creates a healthier ecosystem that gives consumers more choice in terms of what they want to pay for.

It’s going to be a significantly beneficial content offering that they’re going to get. You’re going to get Yellowstone, you know, basically, and Game of Thrones on the same service. I think that’s going to be pretty powerful.

And again, for the creator economy, which I was a part of — I mean, look, I spent 15 years of my life selling to this ecosystem and having another scale AI buyer as a place that where we want to grow. And our only way to obviously grow and to get to first place in streaming is to invest more in content that’s going to be good for the creator economy. It’s going to be good for Hollywood.

Julia Boorstin:

But that didn’t answer my question. Are you going to combine these two services and then raise the price of what people were paying for HBO, or what’s the plan there?

David Ellison:

So we’re absolutely going to put the services together. You know, we don’t have anything to comment on pricing at —

Julia Boorstin:

— this point.

And then the other question is you mentioned technology a number of times. How big a role do you see AI playing in helping you bring down these costs as you look to manage that leverage?

David Ellison:

So look, AI is here and it’s going to be transformative across all aspects of the business. The way that we really look at artificial intelligence is really as a tool for artists. I do not believe that AI is a replacement for human creativity. I really view it as a force multiplier for basically filmmakers and the creative communities to be able to realize their visions more fully, and think it’s going to be an incredibly powerful tool for this industry.

David Faber:

David, me again. You know, unfortunately, the world we live in has a political overlay on almost everything going on in the corporate world, certainly when it comes to news organizations. And there is certainly a perception and or a fear perhaps that once you take control of CNN, and given the changes you’ve made at CBS, that you will be more beholden to the Trump administration. Can you address that, that potential fear, at least on the part of many?

David Ellison:

Yeah. No, no, David. So so look, I’ve said this since the, since the beginning, which is, you know, for when it really comes to editorial independence will absolutely be maintained. It’s maintained at CBS, it’ll be maintained at CNN.

And really, who we want to talk to is the 70% of Americans and really around the world that identify as center left and center right. And we want to be in the truth business. We want to be in the trust business. And that’s not going to change.

David Faber:

And finally, David, for me at least — I mean, your father, Larry Ellison, your partners at RedBird, many others — I mean, your guys are putting up $47 billion in equity, and you’re buying that at $16.02 a Paramount share, so above where the stock is right now. You know, what can you tell our viewers in terms of your expectations for how this stock is going to perform, given all the challenges obviously Julie and I have just laid out for you?

David Ellison:

Yeah. So, David, just to level set, obviously the price was basically set by the Paramount independent directors that obviously worked with third parties completely independent of us to basically determine and set the price, you know.

And we’re the largest shareholder in Paramount. We’re going to be the largest shareholder in the combined company. And we’re really dedicated to creating long term value for these businesses.

And candidly, we couldn’t be more optimistic about what we’re going to be able to build here with these incredible companies.

Julia Boorstin:

Just finally wrapping up with a question about the legacy assets, because the big difference between your offer and Netflix’s offer was that you were also buying the legacy linear assets, whereas Netflix was only interested in studio and streaming. We’ve seen Versant’s stock — CNBC’s parent company stock — drop after it went public. Does that raise questions for you about the long term value of these legacy assets, given the conversation about the difference between your offer and Netflix’s offer?

David Ellison:

So I don’t think you can really look at the — so again, a couple of pieces.

One, there’s a tremendous amount of cash flow that’s obviously generated from those businesses, which we think is very advantageous. We can prolong the life of that linear business given the synergies and given the combined portfolio.

But really, when you look at the strength of the of the combined studios and streaming portfolio, this really puts us in a position to where we immediately get to scale in streaming. We have a creative content library that allows us to compete with the most scaled players in the business and really build the media company of the future, and we couldn’t be more excited about what’s ahead.

Julia Boorstin:

Well, fascinating new chapter for Hollywood, and we hope to continue having these conversations on our air. David Ellison, thank you so much for joining us here today.

David Ellison:

Thank you for having me.

Julia Boorstin:

Guys, back over to you.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Warner Bros. Discovery, Inc. (“WBD”) by Paramount Skydance Corporation (“Paramount”). In connection with the proposed transaction, WBD intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including WBD’s proxy statement in preliminary and definitive form. INVESTORS AND STOCKHOLDERS OF WBD ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING WBD’S PROXY STATEMENT (WHEN IT IS AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and stockholders of WBD are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov, or free of charge from WBD under the “SEC Filings” section of WBD’s website at ir.wbd.com.

 Participants in the Solicitation

Paramount and WBD and certain of their respective directors and executive officers, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from security holders of WBD in connection with the proposed transaction. Information about the directors and executive officers of Paramount is set forth in its Current Reports on Form 8-K filed with the SEC on August 7, 2025, September 16, 2025 and January 14, 2026 and in its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 25, 2026. Information about WBD’s directors and executive officers is available in its definitive proxy statement filed with the SEC on April 23, 2025, under the heading “Proposal 1: Election of Directors,” and in its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 27, 2026, under the heading “Executive Officers of Warner Bros. Discovery, Inc.” To the extent holdings of WBD’s securities by its directors or executive officers has changed since the amounts set forth in such 2025 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 or Statements of Changes of Beneficial Ownership of Securities on Form 4 filed with the SEC. Investors and stockholders of Paramount or WBD are or will be able to obtain these documents free of charge from the SEC’s website at www.sec.gov, from Paramount on Paramount’s website at https://ir.paramount.com/sec-filings/paramount, from WBD on WBD’s website at ir.wbd.com or on request from Paramount or WBD, as applicable. Additional information concerning the interests of WBD’s participants in the solicitation, which may, in some cases, be different than those of WBD’s stockholders generally, will be set forth in WBD’s proxy statement relating to the proposed transaction when it becomes available.

Cautionary Note Concerning Forward-Looking Statements

This communication contains “forward-looking statements” regarding the potential acquisition of WBD. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Paramount or WBD. Risks and uncertainties include, but are not limited to: the risk that the closing conditions for the acquisition will not be satisfied, including the risk that clearances under applicable antitrust or regulatory laws will not be obtained; uncertainty as to the percentage of WBD stockholders that will vote to approve the proposed transaction at the applicable WBD stockholder meeting; the possibility that the transaction will not be completed in the expected timeframe or at all; potential adverse effects to the businesses of Paramount or WBD during the pendency of the transaction, such as employee departures or distraction of management from business operations; the risk of stockholder litigation relating to the transaction, including resulting expense or delay; the potential that the expected benefits and opportunities of the acquisition, if completed, may not be realized or may take longer to realize than expected; risks related to Paramount’s streaming business; the adverse impact on Paramount’s advertising revenues as a result of changes in consumer behavior, advertising market conditions and deficiencies in audience measurement; risks related to operating in highly competitive and dynamic industries; the unpredictable nature of consumer behavior, as well as evolving technologies and distribution models; risks related to Paramount’s decisions to invest in new businesses, products, services and technologies, and the evolution of Paramount’s business strategy; the potential for loss of carriage or other reduction in, or the impact of negotiations for, the distribution of Paramount’s content; damage to Paramount’s reputation or brands; losses due to asset impairment charges for goodwill, content and long-lived assets, including finite-lived intangible assets; liabilities related to discontinued operations and former businesses; increasing scrutiny of, and evolving expectations for, sustainability initiatives; evolving business continuity, cybersecurity, privacy and data protection and similar risks; challenges in protecting and maintaining Paramount’s intellectual property rights; domestic and global political, economic and regulatory factors affecting Paramount’s businesses generally; the inability to hire or retain key employees or secure creative talent; disruptions to Paramount’s operations as a result of labor disputes; risks and costs associated with the integration of, and Paramount’s ability to integrate, the businesses of Paramount Global and Skydance Media, LLC successfully and to achieve anticipated synergies; litigation relating to the transactions contemplated by the transaction agreement entered into on July 7, 2024, between Paramount Global and Skydance Media, LLC, potentially resulting in substantial costs; volatility in the price of Paramount’s Class B common stock; the effect Paramount’s dual-class capital structure and the concentrated ownership may have on the price of its Class B common stock or business; risks related to a private sale of a controlling interest in Paramount, including that Paramount’s stockholders may not realize any change of control premium on shares of Paramount’s Class B common stock and that Paramount may become subject to the control of a presently unknown third party; risks associated with Paramount’s status as a “controlled company” under Nasdaq rules, including its exemption from certain corporate governance requirements; risks associated with the lack of voting rights of Paramount’s Class B common stock; risks that anti-takeover provisions in Paramount’s amended and restated certificate of incorporation (“Charter”) and amended and restated bylaws, and under Delaware law, could deter, delay, or prevent a change of control; risks that exclusive forum provisions in Paramount’s Charter could limit a stockholder’s choice of forum for certain claims and discourage lawsuits against Paramount’s directors and officers; risks that corporate opportunity provisions in Paramount’s Charter could permit certain persons to pursue competitive opportunities that might otherwise be available to Paramount; and risks associated with Paramount’s holding company structure, including its dependence on distributions from its subsidiaries to meet tax obligations and other cash requirements; A further list and description of these risks, uncertainties and other factors and the general risks associated with the respective businesses of Paramount and WBD can be found in Paramount’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 25, 2026, including in the sections captioned “Cautionary Note Concerning Forward-Looking Statements” and “Item 1A. Risk Factors,” and Paramount’s subsequent filings with the SEC, and WBD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026, including in the section captioned “Item 1A. Risk Factors,” and WBD’s subsequent filings with the SEC. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, ir.wbd.com or on request from Paramount or WBD. Neither Paramount nor WBD undertakes to update any forward-looking statement as a result of new information or future events or developments, except as required by law.